EXHIBIT 10.1

2011 Performance Incentive Plan Performance Period January 1 - December 31

I.	Purpose of the Plan

The purpose of the Boston Scientific Corporation Performance Incentive Plan (“Plan”) is to align Boston Scientific and employee interests by providing incentives for the achievement of key business milestones and individual performance objectives and to focus attention on company-wide quality, all of which are critical to the success of Boston Scientific.  For covered employees, the 2011 Plan is established under section 4.a.(9) of the Boston Scientific Corporation 2003 Long-Term Incentive Plan and is intended to qualify for the performance-based compensation exception under Section 162(m) of the Internal Revenue Code (“Code”).

II.	Eligible Participants

The Plan year runs from January 1 – December 31.  The Plan covers all United States employees determined by Boston Scientific to be regular salaried exempt employees (excluding all term employees) who are ineligible for commissions under any sales compensation plan.  The Plan also covers those Boston Scientific International and expatriate/inpatriate employees selected by Boston Scientific for participation.  The Plan also does not include any employees who are eligible for any other Boston Scientific incentive plan or program unless the terms of that plan or program expressly permit participation in both that plan or program and this Plan.

Employees who meet the above eligibility criteria and who have at least two full months of eligible service during the Plan year may participate in the Plan on a prorated basis, except to the extent such participation would not be not consistent with Section 162(m) of the Code.  Proration will be based on the percentage of time the employees were eligible to participate under all applicable criteria and in the following circumstances: if (1) they have less than one year of eligibility during the Plan year, or (2) they have changed their business unit during the Plan year.

Employees who have less than two full months of eligible service during the Plan year are not eligible to participate in the Plan.  Boston Scientific may review Plan participation eligibility criteria from time to time and may revise such criteria at any time, even within a Plan year, with or without notice and within its sole discretion; to the extent that such criteria apply to Boston Scientific’s executive officers, this discretion is reserved to Boston Scientific’s Board of Directors (the “Board”) or the Executive Compensation and Human Resources Committee of the Board (the “Committee”).

This Plan does not confer eligibility on any employee on leave of absence status.  The period of eligible service for purposes of this Plan may be affected by a leave of absence.

Because timely completion of the annual performance review objective setting process is critical to effective administration of the Plan, Boston Scientific reserves the right to deny eligibility to employees and managers of those employees who do not timely complete the annual performance review objective setting process in a given calendar year.

III.	Incentive Targets

It is Boston Scientific’s aim to provide incentive and reward opportunities to employees for world-class performance.  Incentive targets have been established for all eligible participants.  These incentive targets represent a projected incentive payment as a percentage of base salary.  Above market rewards can be earned for above market performance.

IV.	Boston Scientific Performance Measures and Incentive Pool Funding

There are four main steps to establishing the minimum and maximum available pay opportunity under this program.

2011 Performance Incentive Plan Performance Period January 1 - December 31

Step One: Identify metrics and weighting

Boston Scientific will identify critical performance measures and the weighting of total Boston Scientific and Group/Division/Region/Country financial performance.  The Committee will establish performance goals and the associated minimum target and maximum incentive pool funding resulting from attainment of such goals within the first ninety days of the Plan year.  The performance measures and weighting will be identified in the form of an annual financial plan.  (See Performance Measures and Funding Document).

Step Two:  Measure achievement to annual financial plan performance

The performance for each metric will be evaluated separately.  Boston Scientific will fund between 0% and 150% of the weighted target based on achievement to annual financial plan performance.  Funding in excess of 100% of the weighted target will be at the discretion of the Committee. The total funding pool will be the sum of all metric results for Boston Scientific or the Group/Division/Region/Country.

Step Three: Establish minimum and maximum individual opportunity

The employee’s opportunity is comprised of a team component and an individual performance component.  The team component (75%) is non-discretionary based on the level of financial performance achieved.  The individual component (25%) is discretionary.  It is based on the level of individual performance as determined by Boston Scientific in its discretion.

Individual performance objectives are established as part of the annual performance review process.  All incentive eligible employees are required to develop a set of written, measurable, annual objectives, including a Quality specific objective.  The direct manager should make the final determination concerning the objectives.

Based on Boston Scientific’s assessment of an employee’s performance, the individual performance component can be modified by multiplying it by a factor that ranges from 0% - 200%.  For example, if an employee’s individual component is adjusted based on the 200% maximum for individual performance, the individual component of the employee’s incentive opportunity will be 50% (i.e., 25% x 200%).

An employee’s incentive opportunity ranges from 75% to 125% (75% team component + 0% up to 50% individual component) of the funding level determined based on achievement to annual financial plan performance.  For Code Section 162(m) purposes, the maximum incentive opportunity is 125% of the incentive funding based on achievement, and individual performance will be taken into account through the exercise of negative discretion.

The total range of available payment will be from 0% to 187.5% of an employee’s incentive target.

Minimum Pay Example (0%):

if the total metric funding based on achievement to annual financial plan performance is 0%, then 75% (combination of team component and minimum individual performance) of 0% equals 0%.

Maximum Pay Example (187.5%):

if the total metric funding based on achievement to annual financial plan performance is 150%, then 125% (combination of team and maximum individual performance) of 150% equals 187.5%.

Step Four: Assess Quality

Further, in determining the level of funding for the incentive payments, the Committee retains the right to modify downward and/or eliminate the incentive pool funding based on its

2011 Performance Incentive Plan Performance Period January 1 - December 31

determination, within its sole discretion, of Boston Scientific's progress made toward achievement of Boston Scientific's quality objectives and the performance of Boston Scientific's company-wide Quality System.

V.	Incentive Payment Calculation

The incentive payment for the team component will be determined by (1) multiplying the employee's incentive target by the funding pool percentage for the applicable business unit and (2) multiplying the result by 75%.

The incentive payment for the individual component will be determined by (1) multiplying the employee's incentive target by the funding pool percentage for the applicable business unit, (2) multiplying the result by 25% and (3) applying an individual performance modifier of 0% up to 200%.  The individual component may vary based on that individual’s overall performance and achievement of objectives, including an assessment of achievement relative to other eligible employees in the applicable business unit.  For Code Section 162(m) purposes, the individual component is determined using a maximum of 200% modifier and individual performance is taken into account through the exercise of negative discretion from that amount.

The total of incentive payments to all eligible individuals may not exceed the total applicable funding pool(s).

The unweighted funding levels for Boston Scientific and Group/Division/Region/Country performance will be based on the Performance Funding outlined in the Performance Measures and Funding document.

VI.	Payment Criteria

A participant must be employed by Boston Scientific on December 31 of the Plan year to be eligible to receive any award pay-out under the Plan.  For example, a participant who is not required to report to work during any notification period applicable under any Boston Scientific severance or separation plan, but who is still an employee on December 31, will remain eligible to receive any award pay-out under the Plan.  A participant who specifically has been exempted under a specially designed, written Boston Scientific plan or program from the requirement to be employed on December 31 may remain eligible, depending on the terms of the applicable written plan document; in such cases, the terms of such written plan document will govern in all respects, including as to eligibility, timing and amount of any incentive payment.

Also notwithstanding anything herein, a participant whose employment ceases prior to December 31 of the Plan year by reason of “layoff” as that term is defined by the Boston Scientific Corporation Severance Pay and Layoff Notification Plan (as Amended and Restated) but who has otherwise met all Plan eligibility criteria may participate in the Plan on a prorated basis, proration to be based on the percentage of time the participant was employed and eligible to participate under the applicable criteria.

Also notwithstanding anything herein, a participant whose employment ceases prior to December 31 of the Plan year but who has otherwise met all Plan eligibility criteria and who, as of the date of such cessation of employment, (1) has attained age 50, (2) has accrued at least five years of service with Boston Scientific and (3) whose age and years of service as of such date equals or exceeds 62, may participate in the Plan on a prorated basis, proration to be based on the percentage of time the participant was employed and eligible to participate under all applicable criteria; further, a participant whose employment ceases prior to December 31 of the Plan year by reason of death but who otherwise met all Plan eligibility criteria may participate in the Plan on a prorated basis, proration to be based on the percentage of time the participant was employed and eligible to participate under the applicable criteria.

2011 Performance Incentive Plan Performance Period January 1 - December 31

Pro-rated bonuses under this section are payable only to the extent financial goals are met.  Consistent with non-prorated bonuses, the Committee reserves the right to modify downward and/or eliminate the incentive pool funding based on its determination, within its sole discretion, of Boston Scientific’s progress made toward achievement of Boston Scientific’s quality objectives and the performance of Boston Scientific’s company-wide Quality System.

Also notwithstanding anything herein, incentive payments for participants who have a change in standard hours (part-time to full-time, full-time to part-time) will be based on the full-time equivalent target and average annualized salary.

Except as noted above, all incentive payments will be based on a participant’s salary and incentive target as of December 31 of the Plan year.  Incentive payments in the United States will be made by March 15 of the year following the Plan year after written resolution of the attainment of financial goals by the Committee. Incentive payments outside the United States will be processed as soon as administratively possible in each region following the Plan year after written resolution of the attainment of financial goals by the Committee.  Incentive payments are typically paid in one installment.  The maximum incentive payment payable for the Plan year to a covered employee for purposes of Code Section 162(m) is $2,500,000. Nothing in this Plan guarantees any incentive payment will be made to any individual. Receipt of an incentive payment in one year does not guarantee eligibility in any future year.

VII.	Incentive Compensation Recoupment Policy

To the extent permitted by governing law, the Board will seek reimbursement of incentive compensation paid to any executive officer in the event of a restatement of Boston Scientific’s financial results that reduced a previously granted award’s size or payment.  In that event, Boston Scientific will seek to recover the amount of the performance incentive award paid to the executive officers which is in excess of the amounts that would have been paid based on the restated financial results.

VIII.	Termination, Suspension or Modification and Interpretation of the Plan

The Board may terminate, suspend or modify and if suspended, may reinstate with or without modification all or part of the Plan at any time, with or without notice to the participant.  The Committee has sole authority over administration and interpretation of the Plan and retains its right to exercise discretion as it sees fit.

The Committee reserves the exclusive right to determine eligibility to participate in this Plan and to interpret all applicable terms and conditions, including incentive targets and eligibility criteria for Boston Scientific executive officers, except that the Executive Vice President and General Counsel and Senior Vice President, Human Resources  may administer, determine eligibility to participate in the Plan and interpret all applicable terms and conditions for employees who are not Boston Scientific executive officers.  Boston Scientific’s determinations and interpretations shall be conclusive.

No trust, account or other separate collection of amounts is established for the payment of incentive awards under the Plan, and therefore there is no guarantee that all Plan funding will be paid to participants.

IX.	Other

This document sets forth the terms of the Plan and is not intended to be a contract or employment agreement between the participant and Boston Scientific.  As applicable, it is understood that both the participant and Boston Scientific have the right to terminate the participant’s employment with Boston Scientific at any time, with or without cause and with or without notice, in acknowledgement of the fact that their employment relationship is “at will.”